1 NINTH AMENDMENT TO LEASE AGREEMENT THIS NINTH AMENDMENT TO LEASE AGREEMENT (this “Ninth Amendment”) is made as of the 4th day of January 2022, by and between Wharton Lender Associates, LP, a Pennsylvania limited partnership (“Landlord”), and Krystal Biotech, Inc., a Delaware corporation (“Tenant”). WITNESSETH: WHEREAS, by Lease dated May 26, 2016 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated July 26, 2016, Second Amendment to Lease Agreement dated February 27, 2017, Third Amendment to Lease Agreement dated May 31, 2018, Fourth Amendment to Lease Agreement dated October 22, 2018, Fifth Amendment to Lease Agreement dated December 10, 2018, Sixth Amendment to Lease Agreement/First Amendment to Storage Space Agreement dated January 13, 2021 (the “Sixth Amendment”), Seventh Amendment to Lease Agreement dated May 11, 2021 (the “Seventh Amendment”), Reimbursement Agreement dated June 3, 2021 and Eighth Amendment to Lease Agreement dated July 21, 2021 (the Original Lease as amended, collectively, the "Lease"), Landlord currently leases to Tenant and Tenant currently leases from Landlord certain premises consisting of a total of 43,721 rentable square feet (the “Existing Premises”) located in that certain building known as 2100 Wharton Street, Pittsburgh, Pennsylvania (the “Building”), being comprised of 18,556 rentable square feet on the 7th Floor of the Building, and 16,892 rentable square feet on the 3rd floor of the Building, and 8,273 rentable square feet on the 6th Floor of the Building; and WHEREAS, Landlord and Tenant now desire to amend the Lease to: (i) lease to Tenant an additional 3,507 rentable square feet of office space located on the 6th Floor of the Building, known as Suite 620, as outlined on Exhibit “A” attached hereto and made a part hereof (the “Sixth Floor Expansion Space”), thereby increasing Tenant’s rentable area of space in the Building to a total of 47,228 rentable square feet of space in the Building; and (ii) modify certain other terms of the Lease, all in accordance with the terms and provisions hereof. NOW THEREFORE, the parties hereto, in consideration of the mutual promises contained herein, and intending to be legally bound hereby, do covenant and agree as follows: 1. Recitals. The foregoing preamble is incorporated by reference herein as if set forth at length. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Lease. All references herein to the Lease shall include this Ninth Amendment. 2. Sixth Floor Expansion Space; Sixth Floor Expansion Space Commencement Date. (a) Effective as of the Sixth Floor Expansion Space Commencement Date (as defined below), the Sixth Floor Expansion Space shall become part of the Premises. Accordingly, effective as of the Sixth Floor Expansion Space Commencement Date, Premises shall mean 47,228 rentable square feet in the Building.

(b) Sixth Floor Expansion Space Commencement Date; Expiration Date. The Term of the Lease for the Sixth Floor Expansion Space and Tenant's obligation to pay Fixed Rent and additional rent for the Sixth Floor Expansion Space shall commence on the date (the "Sixth Floor Expansion Space Commencement Date") which is the earlier to occur of: (i) the date that Landlord has Substantially Completed Landlord's Sixth Floor Expansion Space Work (which will not be earlier than January 3, 2022); or (ii) the date Tenant first occupies and begins conducting business operations in all or part of the Sixth Floor Expansion Space, which may be prior to Substantial Completion of Landlord's Sixth Floor Expansion Space Work but not earlier than January 3, 2022; provided however, that should the Sixth Floor Expansion Space Commencement Date fall on any day other than the first day of the month, the anniversary of the Sixth Floor Expansion Space Commencement Date shall be deemed after the completion of twelve full calendar months following the Sixth Floor Expansion Space Commencement Date. For the avoidance of doubt, the parties agree that the Sixth Floor Expansion Space Commencement Date shall be no earlier than January 3, 2022. The expiration date of the Term of the Lease for the Sixth Floor Expansion Space shall be the Expiration Date set forth in the Lease for the Existing Premises which the parties agree is October 31, 2031. Upon Landlord's Sixth Floor Expansion Space Work being Substantially Completed, Tenant shall, upon Landlord's request, promptly execute a Sixth Floor Expansion Space Commencement Date Agreement, which shall specify the Sixth Floor Expansion Space Commencement Date.

5. Fixed Rent for the Sixth Floor Expansion Space. Commencing on the Sixth Floor Expansion Space Commencement Date, Tenant shall pay Landlord Fixed Rent for the Sixth Floor Expansion Space pursuant to the terms of the Lease and in accordance with the following table at the rates as follows:

LEASE PERIOD	PORTION OF PREMISES	$PER RENTABLE SQ FT	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
Sixth Floor Expansion Space Commencement Date – 2/28/22	3,507 rsf Sixth Floor Expansion Space	23.41	$6,841.57	$82,098.87
3/1/22 – 2/28/23	3,507 rsf Sixth Floor Expansion Space	23.88	$6,978.93	$83,747.16
3/1/23 – 2/29/24	3,507 rsf Sixth Floor Expansion Space	24.36	$7,119.21	$85,430.52
3/1/24 – 2/28/25	3,507 rsf Sixth Floor Expansion Space	24.85	$7,262.41	$87,148.95
3/1/25 – 2/28/26	3,507 rsf Sixth Floor Expansion Space	25.35	$7,408.54	$88,902.45
3/1/26 – 2/28/27	3,507 rsf Sixth Floor Expansion Space	25.86	$7,557.59	$90,691.02
3/1/27 – 2/29/28	3,507 rsf Sixth Floor Expansion Space	26.38	$7,709.56	$92,514.66
3/1/28 – 2/28/29	3,507 rsf Sixth Floor Expansion Space	26.91	$7,864.45	$94,373.37
3/1/29 – 2/28/30	3,507 rsf Sixth Floor Expansion Space	27.45	$8,022.26	$96,267.15

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3 3/1/30 – 2/28/31 3,507 rsf Sixth Floor Expansion Space 28.00 $8,183.00 $98,196.00 3/1/31 – 10/31/31 3,507 rsf Sixth Floor Expansion Space 28.56 $8,346.66 $100,159.92 All Fixed Rent shall be payable in equal monthly installments in advance on the first day of each month during the Term without demand, notice, offset or deduction. 6. Tenant’s Share; Tenant's Percentage. Commencing on the Sixth Floor Expansion Space Commencement Date, “Tenant’s Percentage” as defined in Paragraph 1.L. of the Original Lease and "Tenant's Share", as defined in Paragraph 4.A.(ii) of the Original Lease shall mean “20.88%”, and all references in the Lease to “Tenant’s Share” and "Tenant's Percentage" shall mean “20.88%”. 7. Landlord’s Sixth Floor Expansion Space Work. A. Notwithstanding anything contained in the Lease to the contrary, Landlord shall deliver the Sixth Floor Expansion Space to Tenant and Tenant accepts delivery and possession of the Sixth Floor Expansion Space in its current “as-is” where is condition with the sole exception that Landlord agrees to do or otherwise perform that certain work in or relating to the Sixth Floor Expansion Space described in Exhibit “B” (the “Landlord’s Sixth Floor Expansion Space Work”). In no event and under no circumstances will Landlord’s Sixth Floor Expansion Space Work entail or will Landlord be obliged to perform any work or supply any materials in excess of the work and materials described with particularity in Exhibit “B”. All work in the Sixth Floor Expansion Space other than Landlord’s Sixth Floor Expansion Space Work shall be performed by Landlord or Landlord’s contractors at Tenant’s sole cost and expense. B. The Landlord’s Sixth Floor Expansion Space Work shall be deemed to be Substantially Completed when the work shown on Exhibit "B" has been completed, which Landlord estimates shall be substantially completed approximately thirty (30) days from the date hereof, subject to Force Majeure and Tenant Delay except for: (i) any improvements or work to be performed by Tenant; and (ii) such items of finishing and construction of a nature which are not necessary to make the Sixth Floor Expansion Space reasonably tenantable for Tenant's use as stated herein; and (iii) items not completed because of delay by Tenant in furnishing or receiving any drawings or approvals or within the time set forth in any agreement between Landlord and Tenant; and (iv) changes in the work to be performed by Landlord which are requested by Tenant after Landlord's approval of Tenant's plans; or (v) the performance of any work or activity in the Sixth Floor Expansion Space by Tenant or any of its employees, agents or contractors. The following shall be deemed Tenant’s Delay: (i) Tenant fails to timely provide the necessary approvals to Landlord’s drawings; or (ii) Tenant otherwise unreasonably delays the Substantial Completion of Landlord’s Sixth Floor Expansion Space Work. If a Tenant Delay occurs, Rent for the Sixth Floor Expansion Space shall commence on the date upon which Landlord’s Sixth Floor Expansion Space Work would have been Substantially Completed had the above-described delays by Tenant not occurred.

4 C. Notwithstanding anything contained in the Lease to the contrary, Tenant’s continued possession of the Premises shall be in its current “as-is” where is condition and, except as otherwise specifically set forth herein, any and all costs for work required in the Premises shall be at Tenant’s sole cost and expense. 9. Seventh Floor HVAC. Tenant shall purchase and install, at Tenant’s sole cost and expense, except as otherwise specifically set forth in this Paragraph 9, upon the terms and conditions in this Paragraph 9 a new HVAC unit for the 7th Floor, such unit shall be either the exact York unit or exact Rheem unit specified and set forth in Exhibit “C” attached hereto and made a part hereof(the “Seventh Floor HVAC Unit”). (a) Tenant’s Plans. Tenant shall provide, at Tenant's sole cost and expense, all of the plans, specifications and drawings for the Seventh Floor HVAC Unit necessary to design and install the Seventh Floor HVAC Unit in Exhibit “C” (the “Tenant’s HVAC Work”), including all required mechanical, electrical and plumbing drawings, the location and installation of all equipment, risers, disconnects, ducts, utility and HVAC distribution, and other Tenant installations (collectively, the "Tenant's Plans"). For the sake of clarity, the Tenant’s Plans shall include all the plans, specifications and drawings for either the Rheem or York unit that is specified in Exhibit C. Tenant’s Plans shall be prepared by Tenant and shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld or delayed. Landlord’s review of Tenant’s Plans shall not impose any obligation or liability on Landlord, its agents or representatives, and Landlord’s approval of Tenant’s Plans shall not serve as a representation or warranty as to the accuracy of Tenant’s Plans or as to compliance with any laws, codes, regulations or ordinances. Landlord shall approve Tenant's Plans prior to Tenant commencing any of Tenant’s HVAC Work. (b) Tenant’s HVAC Work shall be performed, at Tenant’s sole cost and expense, by a bona fide union general contractor and bona fide union subcontractors, architects and engineers selected by Tenant. Landlord shall have the right to approve all contractors and subcontractors, and the performance of Tenant’s HVAC Work, and all such contractors and subcontractors performing such work, shall comply in all respects with all applicable laws, codes and regulations and with the terms of this Paragraph 9 and the terms of Paragraph 12 of the Original Lease, Tenant’s Plans, and with the rules and regulations attached to the Lease; provided, however, that Landlord will not unreasonably withhold approval of said contractors and subcontractors if proof of proper licensure and insurance is demonstrated to Landlord. Tenant’s HVAC Work shall not interfere with or affect the common areas or structural components of the Building or any Building mechanical systems, HVAC, electrical, plumbing, gas, elevator or other Building operating systems serving other tenants and occupants of the Building. Tenant shall perform or cause to be performed Tenant’s HVAC Work in a manner which shall not interfere with or interrupt the business operations or premises of other tenants in the Building, except as may be approved by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall diligently pursue the performance and completion Tenant’s HVAC Work following Landlord’s written approval of Tenant’s Plans therefor and the parties will agree on a schedule for the completion of Tenant’s HVAC Work upon Landlord’s approval of Tenant’s Plans, provided, however, that in no event shall Tenant’s HVAC Work be completed later than March 10, 2022, time being of the essence. All of the cost and expense of and relating to Tenant’s HVAC Work and installations thereof shall be borne by Tenant except solely as follows:

5 (i) Tenant shall provide Landlord with receipt of the cost of the Seventh Floor HVAC Unit and Landlord shall promptly, within (30) days of receipt of Tenant’s invoice therefor, reimburse Tenant for an amount up to the cost of the Seventh Floor HVAC Unit that Landlord would have paid and that the parties agree is the amount of Ten Thousand Nine Hundred Sixty-nine and 87/100 Dollars ($10,969.87) ; and (ii) Tenant, at Tenant’s sole cost and expense, shall perform and manage the installation of the Seventh Floor HVAC Unit and purchase all associated controls; all such work and controls shall be subject to Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed); provided, however, that Landlord will contribute Twenty Thousand and 00/100 Dollars ($20,000.00) towards the cost of installation of the Seventh Floor HVAC Unit within fifteen (15) days after Tenant provides proof of payment and completes the installation of the HVAC Unit; and (iii) Landlord agrees to install a controls system for the Seventh Floor HVAC Unit, at the Tenant’s sole cost and expense with the sole exception that the Landlord shall pay the lower of: (i)Two Thousand Five Hundred and 00/100 Dollars ($2,500.00); or (ii) fifty percent of the installation cost of installation of the controls (the “Controls Cost”), and the Tenant shall pay the remaining amount of the Controls Cost to Landlord as additional rent within fifteen (15) days of receipt of Landlord’s invoice therefor; (iv) if Tenant leases the Offer Space (as defined in the Seventh Amendment), then commencing with the first Rent payment for the Offer Space, Landlord agrees to provide a Rent abatement to Tenant in an amount equal to Twenty Five Thousand and 00/100 ($25,000). 10. Vehicle Parking. Effective as of the Sixth Floor Expansion Space Commencement Date, Paragraph 6 of the Eighth Amendment is hereby deleted in its entirety and replaced with the following: "Subject to the Parking Rules set forth in Exhibit B to the Original Lease, as modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use up to one hundred eight (108) unreserved parking spaces in the parking facility of the Property, at the rate of One Hundred Forty and 00/Dollars ($140.00) per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the foregoing rate per parking space per month for each month of the remainder of the Term hereof for each of the parking spaces utilized by Tenant. Notwithstanding the foregoing, so long as Tenant is not in material default under the terms of the Lease beyond the expiration of all applicable notice and cure periods, if any, twenty-eight (28) of the foregoing unreserved parking spaces shall be provided at no charge. Landlord shall use commercially reasonable efforts to accommodate Tenant’s future parking spaces requirements, subject to availability of parking spaces (the “Additional Spaces”) and pursuant to the Rules, at the then current prevailing rate per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the then current prevailing rate(s) per parking space per month for each month of the Term for each of the Additional Spaces used, utilized or requested by Tenant.” 11. Additional Modifications to Lease. Paragraph 9 of the Seventh Amendment shall be amended so as to delete the sentence “In the event Tenant exercises its option to lease the Offer Space, Tenant shall have the right to terminate its lease with respect to the Additional Third Floor Space (as defined in the Sixth Amendment)” (in sub-section 9(a) of the Seventh Amendment) shall

6 be deleted in its entirety, null and void and of no further force or effect. Tenant specifically acknowledges and agrees that Tenant does not have any rights to terminate the lease of the Additional Third Floor Space (as defined in the Sixth Amendment) whatsoever. The following sentence is added to the end of Section 9 (a) of the Seventh Amendment: If Tenant exercises its option to lease the Offer Space pursuant to this Section 9(a), Landlord agrees to provide a Fixed Rent abatement to Tenant in an amount equal to Twenty Five Thousand and 00/100 ($25,000) to be credited against the Fixed Rent due for the Offer Space as Tenant’s sole and exclusive abatement, improvement allowance and/or other credit for the Offer Space whatsoever. Notwithstanding anything to the contrary in the foregoing and/or the Lease, Tenant shall have no right whatsoever to terminate the lease of the Additional Third Floor Space whatsoever. 12. Broker. Landlord and Tenant each hereby represents and warrants to the other that it has not dealt with any real estate broker, sales person, or finder in connection with this Ninth Amendment except for Landlord's Broker, CBRE, Inc. (“Broker”). Landlord shall be responsible for the payment of any commission owed to the Broker based upon Landlord's separate agreement with such Broker. Landlord and Tenant each agree to indemnify and hold harmless the other party and their respective agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation (including without limitation, any other broker claiming to have been engaged by such indemnifying party in connection with this Ninth Amendment). 13. Full Force and Effect. Except as specifically set forth herein, the terms, covenants and conditions of the Lease shall remain in full force and effect. The Lease and this Ninth Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant. This Ninth Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and there are no other rights, including but not limited to, any renewals, extensions, expansions, purchases, rights of first refusal, allowances, etc., granted to Tenant other than those expressly set forth in the Lease that have not been deleted or otherwise nullified or this Ninth Amendment. Landlord and Tenant hereby ratify and affirm all of the remaining terms and conditions of the Lease not modified or supplemented by this Ninth Amendment. Tenant hereby acknowledges that, as of the date of this Ninth Amendment, Landlord is not in default of any of the terms and conditions of the Lease. 14. Provisions Binding. All rights and liabilities herein given to or imposed upon the parties to this Ninth Amendment shall extend to, and be binding upon and inure to the benefit of, the parties hereto and their respective successors and assigns. 15. Confidentiality. Tenant agrees that it shall maintain in confidence and shall not divulge to any third party (except to its employees, brokers, attorneys, accountants or other professional service providers as needed, or as may otherwise be required by the Securities and Exchange Commission or applicable law) any of the items, covenants and conditions of the Lease and this Ninth Amendment, including without limitation, any information related to the rental rate, the length of the Term, and any other terms and conditions thereof. Tenant further agrees to take commercially reasonable precautions to prevent the unauthorized disclosure of any such information to any third parties. Tenant’s obligations under this Section 15 shall survive the termination of the Lease.

7 16. Counterparts; Delivery. This Ninth Amendment may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument provided that all parties execute and deliver a counterpart to the other party. Delivery of an executed counterpart of this Ninth Amendment by electronic delivery shall be equally as effective as delivery of a manually executed counterpart of this Ninth Amendment. Any party delivering an executed counterpart of this Ninth Amendment by electronic delivery shall also endeavor to deliver a manually executed counterpart of this Ninth Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Ninth Amendment. [SIGNATURE PAGE FOLLOWS]

8 IN WITNESS WHEREOF, the parties hereto have executed this Ninth Amendment to Lease Agreement on the day and year set forth below. LANDLORD: WHARTON LENDER ASSOCIATES, LP, a Pennsylvania Limited Partnership By: WHARTON LENDER PROPERTIES, LLC, a Pennsylvania Limited Liability Company, its General Partner By: Name: Larry Walsh Title: COO Date: January 4, 2022 TENANT: KRYSTAL BIOTECH, INC., a Delaware corporation By: Name: Kathryn Romano Title: Chief Accounting Officer Date: January 4, 2022

EXHIBIT "A" Sixth Floor Expansion Space

EXHIBIT "B" Landlord’s Sixth Floor Expansion Space Work Landlord will deliver the Expansion Space in its existing ‘as-is’ ‘where-is’ condition with all of the current tenant’s property removed and in broom-clean condition with all lights and plugs in good working order, plus complete the below work using building standard materials at no cost to Tenant. • Cove base will be repaired where needed • Broken ceiling tiles will be replaced • Walls will be painted a maximum of 2 colors selected by Tenant Existing partitions and doors will remain in their current locations and conditions except for: o Any damaged dry wall will be patched and repaired o 2nd door to the floor corridor (not the main entrance door) will be removed and replaced with dry wall to seal the opening o New door created between the Expansion Space and Suite 625A (already part of Tenant’s Premises). Door will have a hollow metal frame, wood door to match with a tempered glass insert with a lock and the ability to accommodate key fob locking mechanism supplied by tenant. Demo Door- infill with metal studs and drywall- finish, paint and install base to match; both sides Demo section of existing partition and install a new hollow metal door frame with wood door to match expansion space with clear tempered glass lite. Install locking hardware. Tenant shall install electric strike & card reader/ card access system.

Exhibit C

B-1

B-1

B-1

B-1

B-1